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                      WEATHERWISE USA, LLC
                        Income Statement
                  Periods Ended June 30, 1998
  (expressed in millions, rounded to hundred thousands of dollars)
               (Unaudited, subject to adjustment)

                                                       Six
                                               Quarter        Months
                                               -------        ------
 Revenues                                        $ 0.1                                              $ 0.2
                                               -------               ------
 Operating expenses
  Selling, general and administrative              0.5                  1.0
  Consulting                                       0.1                  0.2
  Other                                            0.2                  0.2
                                               -------               ------
    Total operating expenses                       0.8                  1.4
                                               -------               ------
 Net loss                                        $(0.7)                                              (1.2)
                                               =======               ======

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